Exhibit 3.01(i)

FORCE PROTECTION VIDEO EQUIPMENT CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE

FLORIDA BUSINESS CORPORATIONS ACT

The undersigned, Lou Kerner does hereby certify that:

1. He is the President of Force Protection Video Equipment Corporation, a Florida corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of preferred stock, of which 5,000,000 shares of Series A Preferred Stock, 10,500 shares of Series B Preferred Stock, and 8,318 shares of Series C Stock are issued and outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Corporation’s certificate of incorporation provides for a class of authorized stock known as preferred stock, consisting of 20,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series at the discretion of the Board of Directors;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 8,318 shares of the preferred stock which the Corporation has the authority to issue, as follows; and

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NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, obligations, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

The Corporation shall designate a series of preferred stock, consisting of 8,318 shares, as Series C Convertible Preferred Stock (the “Series C”) which shall have the following designations, rights and preferences:

1. Redemption. The shares of the Series C are not redeemable.

2. Voting Rights. The Holders of shares of Series C (the “Holders”) shall not have any voting rights, except as required by law and as expressly provided in this Certificate of Designation.

3. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Holders of Series C shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation for each Series C share such amount per share (x) as would have been payable had each share of Series C been converted into the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) immediately prior to such liquidation, dissolution or winding-up (without regard to the Beneficial Ownership Limitation or any other conversion limitations hereunder), plus (y) any accrued but unpaid dividends (if any). Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible

4. Remedies, Characterizations. Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation, Preferences, Rights and Limitations (“Certificate of Designation”), shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

5. Conversion. Each share of Series C shall be convertible into 1,546,576 shares of Common Stock (the “Conversion Ratio”). The Conversion Ratio is subsequent to adjustment as provided herein. At the option of the Holder, the Series C may be converted into Common Stock based upon the Conversion Ratio without exceeding the Beneficial Ownership Limitation (as defined below). The Common Stock to be issued upon conversion of the Series C shall be validly issued, fully paid and non-assessable. The Corporation shall at all times when the Series C shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C.

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6. Conversion Limitations. The Corporation shall not affect any conversion of the Series C, and a Holder shall not have the right to convert such Series C, to the extent that after giving effect to the proposed conversion, the Holder (together with the Holder’s affiliates and any persons acting as a group together with the Holder or any of the Holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series C owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6 applies, the determination of whether any Series C is convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether the Series C may be converted, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation, or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Series C held by the Holder. The Holder, upon not less than sixty-one (61) days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series C held by the Holder and the Beneficial Ownership Limitation provisions of this Section 6 shall continue to apply. Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 6 shall apply to a successor Holder of the Series C. For the purposes of this Certificate of Designation, the term “Trading Day” shall mean any day on which the Common Stock is eligible to be traded on the securities exchange or market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

7. Stock Dividends and Stock Splits.

(a) If the Corporation, at any time while any Series C shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any common stock equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be adjusted proportionately. Any adjustment made pursuant to this Section 7 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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(b) During such time as any Series C shares are outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series C, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series C (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

8. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation including by the filing of any Certificate of Designation (however such document is named), bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

9. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, without first obtaining the written consent of at least a majority of the outstanding Series C, the Corporation shall not:

(a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series C, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series C in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes;

(b) increase or decrease (other than by conversion) the authorized number of Series C; or

(c) without limiting any provision hereunder, whether or not prohibited by the terms of the Series C, circumvent a right of the Series C.

10. Notice to Holders.

(a) Whenever the Conversion Ratio is adjusted pursuant to any provision hereof, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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(b) If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series C, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Series C (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

11. Non-Public Information. The Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide any Holder or its agents or counsel with any information that the Company believes constitutes material non-public information without the express prior written consent of the Holder. The Company understands and confirms that each Holder shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

12. Amendment. Except for the conversion limitations set forth in Section 6 of this Certificate of Designation, as otherwise set forth in Section 9 of this Certificate of Designation and as otherwise required by law, this Certificate of Designation may be amended by the written consent or affirmative vote of at least a majority of the outstanding Series C.

13. Waiver. Except for the conversion limitations set forth in Section 6 of this Certificate of Designation and as otherwise set forth in Section 9 of this Certificate of Designation, any of the rights, powers, preferences, privileges, restrictions, qualifications, limitations and other terms of the Series C set forth herein may be waived on behalf of all holders of Series C by the written consent or affirmative vote of at least a majority of the outstanding Series C.

14. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

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RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series C Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of February, 2021.

FORCE PROTECTION VIDEO
EQUIPMENT CORP.

Signed:
Name:	Lou Kerner
Title:	Chief Executive Officer

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